Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-75078, 333-65632 and 333-19473 of Party City Corporation and subsidiary on Form S-8 of our report dated August 21, 2003 (June 30, 2004, as to the effects of the restatement discussed in Note 17) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the consolidated financial statements and the adoption of a new accounting pronouncement), appearing in the Annual Report on Form 10-K/A Amendment No. 1 of Party City Corporation and subsidiary for the fiscal year ended June 28, 2003.

/s/ Deloitte & Touche LLP

New York, New York

July 7, 2004